As filed with the Securities and Exchange Commission on January 25, 2008
Registration No. 333-147167

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
FORM SB-2
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Opexa Therapeutics, Inc.
(Name of small business issuer on its charter)

Texas	2834	76-0333165
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2635 North Crescent Ridge Drive
The Woodlands, Texas 77381
(281) 272-9331
(Address and telephone number of principal executive offices and principal place of business)

 Lynne Hohlfeld
2635 North Crescent Ridge Drive
The Woodlands, Texas 77381
(281) 272-9331
(Name, address and telephone number of agent for service)

Copy to: Michael C. Blaney, Esquire Vinson & Elkins LLP 1001 Fannin, Suite 2300 Houston, TX 77002 (713) 758-2222	Copy to: Andrew Hudders, Esquire Golenbock Eiseman Assor Bell & Peskoe 437 Madison Avenue New York, NY (212) 907-7349

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box:    ☐

CALCULATION OF REGISTRATION FEE:

Title of each class of securities to be registered	Number of shares being registered	Price per security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.50 par value per share	5,175,000	$3.79(1)	$19,613,250	$602.13
Series E Warrant to purchase Common Stock(3)	5,175,000	$0.15(2)	$ 776,250	$ 23.83
Common stock underlying the Series E Warrants	5,175,000	$3.79(2)	$19,613,250	$602.13
Underwriter Purchase Options(3)	450,000		$ 100	$ —
Common Stock underlying the Underwriter Purchase Option	450,000	$4.55(2)	$ 2,047,500	$ 62.86
Series E Warrants Underlying the Underwriter Purchase Option(3)	450,000	$0.18(2)	$ 81,000	$ 2.49
Common Stock underlying the Series E Warrants in the Underwriter Purchase Option	450,000	$3.79(2)	$1,705,500	$ 52.36

(1)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.
(2)	Calculated pursuant to Rule 457(g) based on an estimate of the proposed maximum aggregate offering price.
(3)
Pursuant to Rule 416 under the Securities Act, there are also being registered hereby such additional indeterminate number of shares as may become issuable pursuant to the antidilution provisions of the warrants.

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement on Form SB-2 (Registration No. 333-147167) is being filed for the sole purpose of filing Exhibits 5.1 and 23.2. No change is made to the preliminary prospectus constituting Part I of the Registration Statement or to the remainder of Part II of the Registration Statement. Accordingly, this Amendment No. 4 consists only of the facing page, this explanatory note and Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Opexa Therapeutics, Inc. (the “Company”) has the authority under Articles 2.02a(16) and 2.02-1 of the Texas Business Corporation Act (“TBCA”) to indemnify its directors and officers to the extent provided for in such statute. The TBCA provides, in part, that a corporation may indemnify a director or officer or other person who was, is or is threatened to be made a named defendant or respondent in a proceeding because such person is or was a director, officer, employee or agent of the corporation, if it is determined that such person: (1) conducted himself in good faith; (2) reasonably believed, in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interest and, in all other cases, that his conduct was at least not opposed to the corporation’s best interests; and (3) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

A corporation may indemnify a person under the TBCA against judgments, penalties, including excise and similar taxes, fines, settlement, unreasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. The corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

The Company’s Articles of Incorporation provide that none of its directors shall be personally liable to the Company or its shareholders for monetary damages for an act or omission in such director’s capacity as a director; provided, however, that the liability of such director is not limited to the extent that such director is found liable for (1) a breach of the director’s duty of loyalty to the Company or its shareholders, (2) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law, (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (4) an act or omission for which the liability of the director is expressly provided by an applicable statute.

The Company believes that these provisions will assist it in attracting and retaining qualified individuals to serve as executive officers and directors. The inclusion of these provisions in the Company’s Articles of Incorporation may have the effect of reducing the likelihood of derivative litigation against the Company’s directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us or our shareholders.

The Company’s Articles of Incorporation and By-laws provide that the Company may indemnify its officers, directors, agents and any other persons to the fullest extent permitted by the TBCA.

Additionally, under their employment agreements with Opexa Therapeutics Inc. Mr. McWilliams, Dr. Williams, Ms. Hohlfeld and Ms. Rill are entitled to indemnification in their capacity as officers of the Company to the fullest extent permitted by the TBCA.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the Securities and Exchange Commission (SEC) registration fee.

SEC Registration Fee	$1,346
NASD Filing Fee	4,884
Nasdaq Listing Fee	5,000
Printing Costs	100,000
Legal Fees and Expenses	180,000
Accounting Fees and Expenses	80,000
Transfer Agent and Registrar Fees	5,000
Miscellaneous	20,000

Total	$396,230

Item 26. Recent Sales of Unregistered Securities.

Acquisition of PharmaFrontiers Corp.

On June 4, 2004, when the Company was named “Sportan United Industries, Inc.,” it issued 638,644 shares of common stock to the shareholders of PharmaFrontiers Corp., a Texas corporation ("PharmaFrontiers") in exchange for all the outstanding capital stock of PharmaFrontiers. The shares of common stock issued in the acquisition were offered and sold pursuant to the exemption from registration afforded by Rule 506 under the Securities Act of 1933 (the “Securities Act”) and/or Section 4(2) of the Securities Act. The Company subsequently changed its name to “PharmaFrontiers Corp.” On June 19, 2006 PharmaFrontiers changed its name to Opexa Therapeutics, Inc.

Acquisition of Opexa Pharmaceuticals, Inc.

In connection with the closing of the Company’s acquisition of Opexa Pharmaceuticals, Inc., a Delaware corporation (“Opexa Pharmaceuticals”), on November 5, 2004, we issued 250,000 shares of our common stock to the former holders of common stock of Opexa Pharmaceuticals in exchange for their Opexa Pharmaceuticals common stock. The shares of common stock issued in the acquisition were offered and sold pursuant to the exemption from registration afforded by Rule 506 under the Securities Act and/or Section 4(2) of the Securities Act. On June 9, 2005 we issued 20,000 shares of common stock to Sanders Morris Harris, Inc. in exchange for advisory services provided in connection with the acquisition of Opexa Pharmaceuticals. The shares were sold pursuant to the exemption from registration afforded by Rule 504 under the Securities Act of 1933 (the “Securities Act”) and/or Section 4(2) of the Securities Act.

15% Exchangeable Convertible Subordinated Note Private Placement Financing and Subsequent Exchange—2005

During the six months ended February 15, 2005, the Company issued to accredited investors in a private placement: (i) 15% Exchangeable Subordinated Convertible Notes with a principal amount of $6.1 million, (ii) an aggregate of 61,269 shares of common stock, and (iii) a right to receive a warrant to purchase common stock. The Company received gross proceeds of $6.1 million from this private placement. These securities were offered and sold pursuant to the exemption from registration afforded by Rule 506 under the Securities Act and/or Section 4(2) of the Securities Act. In connection with this private placement, the Company entered into Registration Rights Agreements with the purchasers requiring that, among other things, the Company register the shares issued, those shares issuable on conversion of the notes and those shares issuable upon exercise of the warrant, for resale under the Securities Act.

In addition, the Company issued to the placement agents who assisted with the sale of the notes, warrants to purchase 21,688 shares of common stock at a price of $15.00 per share. These warrants expire on February 14, 2010. The Company agreed to register for resale the shares of common stock issuable upon exercise of the warrants.

On June 30, 2005 the Company, in exchange for all outstanding 15% Exchangeable Convertible Subordinated Notes and the associated rights to warrants, issued to the accredited investors holding the notes: (i) an aggregate of 565,858 shares of our common stock, (ii) Series A Warrants to purchase an aggregate of 554,200 shares of our common stock, (iii) Series B Warrants to purchase an aggregate of 221,680 shares of our common stock, and (iv) Series C Warrants to purchase an aggregate of 443,360 shares of our common stock. In connection with this exchange offering, the Company entered into a Registration Rights Agreement dated June 17, 2005 with the participants in the exchange offer requiring that, among other things, the Company register the shares issued in the exchange offer and issuable upon exercise of the warrants, for resale under the Securities Act.

The notes and shares of common stock and warrants described above were offered and sold pursuant to the exemption from registration afforded by Rule 506 under the Securities Act, Section 3(a)(9) of the Securities Act and/or Section 4(2) of the Securities Act.

Sale of Common Stock, Series A Warrants, Series B Warrants and Series C Warrants—July 2005

In the month ended July 15, 2005, the Company completed a private placement to accredited investors of (i) an aggregate of 383,451 shares of common stock at a per share price of $15.00 pursuant to the terms of Securities Purchase Agreements dated June 17, 2005 and July 15, 2005 by and among the Company and each of the purchasers. In connection with this private placement, the Company entered into a Registration Rights Agreement dated June 17, 2005 and July 15, 2005 with the purchasers requiring that, among other things, the Company register the shares for resale under the Securities Act.

In addition, the Company issued to the placement agents assisting with the private placement, warrants (the “Placement Agent Warrants”) to purchase 22,900 shares of common stock at an exercise price of $15.00 per share. The Placement Agent Warrants are exercisable until June 17, 2010. The Company agreed to register for resale the shares of common stock issuable upon exercise of the Placement Agent Warrants.

The shares of common stock and warrants described above were offered and sold pursuant to the exemption from registration afforded by Rule 506 under the Securities Act and/or Section 4(2) of the Securities Act.

Shares of Common Stock Issued To the University of Chicago

Pursuant to the terms of a First Amended and Restated License Agreement (the “License Agreement”) dated December 30, 2004 with the University of Chicago, the Company has issued 53,462 shares of common stock in consideration of the license granted to the Company. The shares of common stock were offered and sold pursuant to the exemption from registration afforded by Section 4(2) under the Securities Act. In connection with the License Agreement, the Company agreed to register the shares issued thereunder for resale under the Securities Act.

Sale of Common Stock and Warrants—April 2006

On April 13, 2006, the Company issued (i) 4,600,000 shares of Company common stock and warrants to purchase a total of 2,300,000 shares of Company common stock to 41 accredited investors and (ii) warrants to purchase 213,720 shares of Company common stock to MDB Capital Group LLC and another broker dealer. The Company received gross proceeds of $23,000,000 ($21,245,900 in proceeds after the deduction of sales commissions) from the private placement. The offers and sales were made without registration under the Act, or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of Act and Regulation D under the Act and in reliance on similar exemptions under applicable state laws.

Item 27. Exhibits and Financial Statement Schedules.

(a) Exhibits. The following exhibits of the Company are included herein.

Exhibit 1.1**	Form of Underwriting Agreement

Exhibit 2.1	Stock Purchase Agreement effective as of May 5, 2004 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form K filed June 4, 2004)

Exhibit 2.2	Agreement (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on 8-K filed October 8, 2004)

Exhibit 3.1	Articles of Amendment and Restatement of the Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 19, 2006)

Exhibit 3.3	Amended and Restated By-laws (incorporated by reference to Exhibit 2.2 to the Company’s Registration Statement on Form 10-SB (File No. 000-25513), initially filed March 8, 1999)

Exhibit 4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 2.3 to the Company’s Registration Statement on Form 10-SB (File No. 000-25513), initially filed March 8, 1999)

Exhibit 4.2**	Form of Series E Warrant

Exhibit 4.3**	Warrant Agent Agreement for Series E Warrant

Exhibit 4.4**	Form of Underwriters’ Warrant Agreement

Exhibit 4.5**	Form of Underwriters’ Warrant to Acquire Warrants Agreement

Exhibit 5.1*	Opinion of Vinson & Elkins LLP

Exhibit 10.1	June 2004 Compensatory Stock Option Plan (incorporated by reference to Exhibit B to the Company’s Definitive Information Statement filed on June 29, 2004)

Exhibit 10.2
Amended and Restated Employment Agreement dated June 15, 2006, between the Company and David McWilliams (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-QSB filed August 14, 2006)

Exhibit 10.5	Director’s Agreement dated August 23, 2004 between the Company and David McWilliams (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-QSB filed November 16, 2004)

Exhibit 10.12	Form of Warrant Agreement (incorporated by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-KSB filed April 15, 2005)

Exhibit 10.13
License Agreement dated September 5, 2001 between the Company and Baylor College of Medicine (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-KSB filed April 15, 2005)

Exhibit 10.14	Second Amended and Restated License Agreement with University of Chicago (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 3, 2007)

Exhibit 10.17	Form of Series C Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.17 to Form SB-2 filed July 19, 2005)

Exhibit 10.18	Securities Purchase Agreement dated June 17, 2005 by and among the Company and the Investors named therein (incorporated by reference to Exhibit 10.18 to Form SB-2 filed July 19, 2005)

Exhibit 10.19	Registration Rights Agreement dated June 17, 2005 by and among the purchasers of common stock named therein (incorporated by reference to Exhibit 10.19 to Form SB-2 filed July 19, 2005)

Exhibit 10.20
Securities Purchase Agreement dated June 30, 2005 by and among the Company and the purchasers of common stock named therein (incorporated by reference to Exhibit 10.20 to Form SB-2 filed July 19, 2005)

Exhibit 10.21	Securities Purchase Agreement dated July 15, 2005 by and among the Company and the Investors named therein (incorporated by reference to Exhibit 10.21 to Form SB-2 filed July 19, 2005)

Exhibit 10.22	Registration Rights Agreement dated July 15, 2005 by and among the Company and the Investors named therein (incorporated by reference to Exhibit 10.22 to Form SB-2 filed July 19, 2005)

Exhibit 10.23
License Agreement dated January 13, 2006 by the Company and Shanghai Institute for Biological Services (incorporated by reference to Exhibit 10.23 to Amendment No. 1 to Form SB-2 filed February 9, 2006)

Exhibit 10.24	Lease dated August 19, 2005 by the Company and Dirk D. Laukien (incorporated by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-KSB filed March 31, 2006)

Exhibit 10.25	Form of Warrant Agreement issued to brokers in connection with 2005 offerings (incorporated by reference to Exhibit 10.25 to Amendment No. 2 to Form SB-2 filed April 11, 2006)

Exhibit 10.26
Purchase Agreement dated April 11, 2006 by and among the Company and the Investors named herein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 18, 2006)

Exhibit 10.27
Registration Rights Agreement dated April 11, 2006 by and among the Company and the Investors named herein (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed April 18, 2006)

Exhibit 10.28	Form of Warrant issued in connection with April 2006 financing (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed April 18, 2006)

Exhibit 10.29	Form of Broker Stock Purchase Warrant issued to MDB Capital Group LLC (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed April 18, 2006)

Exhibit 10.30
Third Amendment to the Amended and Restated License Agreement dated October 27, 2006 between the Company and the University of Chicago (incorporated by reference to Exhibit 10.4 of the Company’s Report on Form 8-K filed November 1, 2006)

Exhibit 23.1**	Consent of Malone & Bailey, PC

Exhibit 23.2*	Consent of Vinson & Elkins LLP (included in Exhibit 5.1)

*	Filed herewith
**	Previously filed

 (b) Financial Statement Schedules.

All schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements of the registrant or related notes thereto.

Item 28. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas, on the 24th day of January, 2008.

OPEXA THERAPEUTICS, INC.

By:	/S/ DAVID B. MCWILLIAMS
Name:	David B. McWilliams
Title:	Chief Executive Officer

By:	/S/ LYNNE HOHLFELD
Name:	Lynne Hohlfeld
Title:	Chief Financial Officer and Principal Accounting Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David B. McWilliams his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DAVID B. MCWILLIAMS	President, Chief Executive Officer and	January 24, 2008
David B. McWilliams	Director (principal executive officer)

/S/ LYNNE HOHLFELD	Chief Financial Officer (principal financial	January 24, 2008
Lynne Hohlfeld	and accounting officer)

/S/ *	Director	January 24, 2008
Gregory H. Bailey

/S/ *	Director	January 24, 2008
David Hung

/S/ *	Director	January 24, 2008
Lorin J. Randall

/S/ *	Director	January 24, 2008
Michael Richman

/S/ *	Director	January 24, 2008
Scott B. Seaman

By:	/S/ DAVID B. MCWILLIAMS
David B. McWilliams